Exhibit 99.1

Scio Diamond Successfully Completes Funding Round
Leader in lab-grown diamonds plans production expansion

GREENVILLE, SC, December 22, 2014 – Scio Diamond Technology Corporation (OTCBB: SCIO) today announced it has closed $2.5 million in growth funding from Heritage Gemstone Investors (HGI) to double production of its lab-grown diamonds and refinance debt.

In addition, the two companies agreed on terms for a second phase of funding from HGI that will take place in 2015 to further increase the company's production capacity by up to 10 times.

Also, two Scio Diamond board members, Bruce Likely and Lewis Smoak, have increased their equity investment in the company, following investments the two individuals made in the company in October.  Another board member, Karl Leaverton, also invested in the company in December.

The funding from HGI will used to refinance a $1.5 million loan from Platinum Capital Partners at more favorable terms, reducing Scio Diamond's borrowing costs by more than 10 percent. The doubling of capacity will come from the purchase of additional production platforms in a larger size.

"Scio Diamond has been a pioneer in developing the technology behind the success in lab-grown diamonds," noted Vivian Wong from HGI. "We believe the company is well-positioned to be a major factor in expanding the market for lab-grown diamonds."

"Our growth strategy is designed to take advantage of both near-term and future market opportunities that we believe will make Scio Diamond the leader in lab-grown diamonds," said Gerald McGuire, President and CEO, Scio Diamond. "Our investors and board members believe strongly that lab-grown diamonds are a promising growth market. These investments illustrate the high level of confidence that they have in Scio's management team and business plan."

The worldwide diamond jewelry market has been estimated by the World Diamond Council at more than $72 billion. Lab-grown diamonds, with identical properties as mined diamonds, are a growing portion of the market and expected to increase by 50% per year CAGR through 2018, according to Frost & Sullivan's 2014 market assessment of grown diamonds.

In the report, Frost & Sullivan pointed out that "change in consumer preferences tending towards environmentally and socially responsible products is a key driver for the acceptance of grown diamonds." Bain & Company's 2014 report on the global diamond industry noted that "diamond demand is expected to outpace future supply". These developments could accelerate demand for grown diamonds.

In 2014, SCIO named a new board of directors, hired a new executive team and developed a new business plan. The company added "fancy" colored diamonds to its product lineup, along with colorless stones for jewelers and cutting devices and electronics for manufacturers.

In its fiscal year ending March 31, 2014, the company increased net revenue by more than $500,000 over 2013. The company reduced operating expenses from $8.1 million to $5.6 million from 2013 to 2014.

About Scio Diamond
Scio Diamond employs a patent-protected chemical vapor deposition process to produce high-quality, single-crystal colorless, near colorless and fancy colored diamonds for the jewelry market in a controlled laboratory setting.  Lab-grown diamonds are chemically, physically and optically identical to "earth-mined" diamonds. Scio's technology offers the flexibility to produce lab-grown diamonds in size, color and quality combinations that are rare in earth-mined diamonds. Scio also delivers diamond materials for advanced industrial, medical and semiconductor applications.  www.sciodiamond.com

About Heritage Gemstone Investors
HGI is a collaborative group of investors based in Greenville, SC.  The group includes Vivian Wong, William Coleman, and Sudhirkumar C. Patel, MD.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Scio to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "may," "will," "should," "could," "would," "forecast," "potential," "continue," "contemplate," "expect," "anticipate," "estimate," "believe," "intend," "or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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